Exhibit 3.33

OPERATING AGREEMENT OF

KW MULTI-FAMILY MANAGEMENT GROUP, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT (the “Agreement”) of KW Multi-Family Management Group, LLC, a Delaware limited liability company (the “Company”) is entered into and effective as of October 1, 2007 (the “Effective Date”) by and between K-W Properties, a California corporation (“KWP”) and Kenedix Westwood, LLC, a Delaware limited liability company (“Kenedix”, collectively, with KWP, the “Members”, and each a “Member”). Unless otherwise indicated, capitalized words used in this Agreement shall have the meanings specified in Article 14 of this Agreement.

RECITALS:

A. KW Multi-Family Management Group, Ltd., a Delaware corporation (the “Predecessor Corporation”), was governed by the Delaware General Corporation Code and that certain Agreement Among Members of KW Multi-Family Management Group, Ltd. entered into January 20, 2006. KWP, as to eighty percent (80%) of the shares and Kenedix as to twenty percent (20%) of the shares, were the two Shareholders of the Predecessor Corporation immediately prior to the conversion of the Predecessor Corporation.

B. Effective October 1, 2007, KWP and Kenedix converted the Predecessor Corporation into a Delaware limited liability company known as “KW Multi-Family Management Group, LLC” in accordance with the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”) by filing that certain Certificate of Conversion (“Conversion Certificate”) and that certain Certificate of Formation (the “Certificate”) with the Delaware Secretary of State on October 1, 2007.

The Members desire to enter into this Agreement to set forth their respective rights, powers, duties and obligations as Members of the Company, and the management, operations and activities of the Company, shall be governed by this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

ORGANIZATION

1.1 Formation. The Members formed the Company as a Delaware limited liability company pursuant to the Act by filing the Conversion Certificate and the Certificate to convert the Predecessor Corporation to the Company. Except as expressly provided in this Agreement to the contrary, the Members’ rights and obligations and the Company’s administration and termination shall be governed by the Act.

1.2 Name. The Company’s name is “KW Multi-Family Management Group, LLC.” All business of the Company shall be conducted under such name or under such other name or names as the Board of Directors shall determine from time to time.

1.3 Purpose. Notwithstanding anything to the contrary in the Certificate, the Company is organized to (i) provide property management services for multi-family residential projects and (ii) engage in and carry on any lawful business purpose or activity which is required to conduct the foregoing activities in accordance with this Agreement that is not prohibited by the Act or other applicable law (the “Business”).

1.4 Term. The Company’s existence shall continue until dissolved and liquidated pursuant to the provisions of Article 11.

1.5 Registered Agent; Registered Office. The registered agent required by the Act shall be Capitol Services, Inc. and the registered office required by the Act is 615 South Dupont Highway, Dover, Delaware, 19901. The Board of Directors may from time to time change the registered agent and registered office in accordance with the Act.

1.6 Principal Executive Office. The Company’s principal executive office shall be 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210, unless changed by mutual consent of the Members.

1.7 Members. Unless and until an additional Member is admitted pursuant to Section 3.2 or a substituted Members is admitted pursuant to the terms of Section 9.2, KWP and Kenedix shall be the sole Members of the Company until they cease to be Members in accordance with the provisions of the Act, the Certificate, or this Agreement. Except as otherwise expressly provided herein, no Member may be removed as a Member of the Company without such Member’s prior written approval.

1.8 Limited Liability. Except as otherwise provided expressly in this Agreement or required by law, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that debt, obligation or liability arises in contract, tort, or otherwise.

1.9 Tax Classification. The Members intend the Company to be classified as a partnership for federal, and to the maximum extent possible, state income taxes. This classification for tax purposes shall not create or imply a general partnership, limited partnership or joint venture between the Members for state law or any other purpose. Instead, the Members acknowledge the Company’s status as a limited liability company formed under the Act and no Member shall take any action inconsistent with the express intent of the parties to this Agreement.

1.10 Filings.

(a) The Members shall cause additional amendments to the Certificate to be filed whenever required by the Act. The Members shall cause the Company to qualify in California any other state in which the Company will engage in business requiring such qualification. The Members shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware, California, and any other states or jurisdictions in which the Company engages in business. The Members shall cause appropriate fictitious business name and like statements to be filed and published for the Company if and as required for the proper conduct of the Business.

ARTICLE 2

CAPITALIZATION OF COMPANY; MEMBERSHIP INTERESTS

2.1 Capital Contributions.

(a) Capital Contributions. As of the execution of this Agreement, the Members shall be deemed to have made the following Capital Contributions to the Company:

KWP	$36,000,000.00

Kenedix	$9,000,000.00

The foregoing Capital Contributions reflect the deemed value of each Member’s shares of the amounts contributed to the Predecessor Corporation as set forth in the Predecessor Corporation’s “Agreement Among Shareholders of KW Multi-Family Management Group, Ltd.” effective as of January 20, 2006.

(b) No Additional Contributions. No Member will make or shall be required to make Capital Contributions to the Company in excess of the amounts established pursuant to Section 2.1(a) without the prior written consent of such Member.

2.2 Additional Funds. It is anticipated by the Members that all funds necessary to develop, own, manage, operate and expand the Business will be derived from the Capital Contributions of the Members under Section 2.1, from the revenues of the Company and from third-party borrowings. If the obligations properly incurred (or to be incurred) by the Company from time to time exceed the funds available to the Company from such sources or from the Working Capital of the Company, then, upon the unanimous decision of the Members, one or more Members may loan additional funds to the Company (a “Member Loan”), which shall be reimbursed to such Member(s) by the Company with interest at the Prime Rate prior to distributions to the Members pursuant to Article 6, provided that a Member Loan shall not affect the Percentage Interests set forth in Section 3.1.

2.3 No Interest. No Member shall have the right to receive interest on any Capital Contribution or Capital Account balance.

2.4 Return of Capital. Except as otherwise specifically provided in this Agreement, no Member shall have the right to demand the return of or withdraw, any or all of that Member’s Capital Contribution prior to the dissolution and winding up of the Company. No Member guarantees the return of another Member’s Capital Contribution. No Member is required to contribute or lend any cash or property to the Company to enable the Company to return any Member’s Capital Contribution.

2.5 Member Loan. No Member shall lend or advance money to or for the Company’s benefit without the Board of Directors’ prior written consent except as otherwise expressly provided herein.

ARTICLE 3

MEMBERS

3.1 Members. The name, address, taxpayer identification number and Percentage Interest of each Member are specified on Exhibit A hereto.

3.2 Additional Members. No additional Members may be admitted to the Company without the unanimous consent of the Board of Directors, which consent may be withheld for any reason or for no reason. On the admission of an additional Member pursuant to this Section 3.2, each Member (including the additional Member) shall execute an amendment to this Agreement (a) reflecting the Members’ new Percentage Interests, and (b) evidencing the additional Member’s consent to be bound by the provisions of this Agreement.

3.3 No Withdrawal. No Member may withdraw, retire or resign from the Company.

3.4 Capital Accounts.

(a) A separate Capital Account shall be maintained for each Member. Each Member’s Capital Account shall be credited with (i) the amount of such Member’s Capital Contribution made in cash and the Value of all property contributed by such Member (net of liabilities that are secured by such contributed property), (ii) such Member’s allocated share of Net Income and other items of income and gain of the Company and (iii) the amount of any Company liabilities assumed by such Member. Each Member’s Capital Account shall be reduced by (i) the amount of any cash distributions to such Member and the fair market value of all property distributed in kind to such Member (net of liabilities that are secured by such distributed property), (ii) such Member’s allocated share of Net Losses and other items of deduction and loss of the Company and (iii) the amount of any liabilities of such Member assumed by the Company.

(b) In the event any Membership Interest is Transferred in accordance with the terms of this Agreement, the Assignee or substitute Member shall succeed to the Capital Account of the Transferor Member to the extent it relates to the Transferred Membership Interest.

(c) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

ARTICLE 4

ISSUANCE OF COMPANY CERTIFICATES

4.1 Issuance Of Company Certificates. Upon or at any time after the execution of this Agreement, the Board of Directors may elect to cause the Company to issue Company Certificates in the form of Exhibit B hereto (each, a “Company Certificate”) in the name of each

Member certifying that the Person named therein is the record holder of the Percentage Interests set forth therein. For purposes of this Agreement, the term “record holder” shall mean the person whose name appears on Exhibit A hereto as the Member owning the Percentage Interest at issue.

4.2 Transfer Of Percentage Interests. A Percentage Interest which is transferred in accordance with the terms of this Agreement shall be transferable on the books of the Company by the record holder thereof in person or by such record holder’s duly authorized attorney, but, except as provided in Section 4.3 with respect to lost, stolen or destroyed certificates, in the event a Company Certificate has been issued, no transfer of a Percentage Interest shall be entered until the previously issued Company Certificate representing such Percentage Interest shall have been surrendered to the Company and canceled and a replacement Company Certificate issued to the assignee of such Percentage Interest in accordance with such procedures as the Board of Directors may establish. In the event of a Transfer of less than all of a Member’s Percentage Interests and if Company Certificates have been issued, the Board of Directors shall issue to the transferring Member a new Company Certificate representing the Percentage Interests not being transferred. Except as otherwise required by law, the Company shall be entitled to treat the record holder of a Company Certificate on its books as the owner thereof for all purposes regardless of any notice or knowledge to the contrary.

4.3 Lost, Stolen Or Destroyed Certificates. The Company shall issue a new Company Certificate in place of any Company Certificate previously issued if the record holder of the Company Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Board of Directors, that a previously issued Company Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Company Certificate before the Company has notice that the Company Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) indemnifies the Company against any claim that may be made on account of the alleged loss, destruction or theft of the Company Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Board of Directors.

If a Member fails to notify the Company within a reasonable time after it has notice of the loss, destruction or theft of a Company Certificate, and a transfer of the Percentage Interest represented by the Company Certificate is registered before receiving such notification, the Company shall have no liability with respect to any claim against the Company for such transfer or for a new Company Certificate.

ARTICLE 5

MANAGEMENT

5.1 Board of Directors.

5.1.1. Composition. The business and affairs of the Company shall be managed by or under the direction of a board of directors (the “Board of Directors” or “Board”) designated by the Members. The Members may determine at any time the number of Directors to constitute the Board and may increase or decrease the authorized number of Directors by unanimous vote, upon notice to all Directors. The initial number of Directors shall be five (5). KWP shall have the right to appoint four (4) Directors and Kenedix shall have the right to appoint one (1) Director. A Director need not be a Member. The initial Directors designated by the Members are listed on Exhibit C hereto.

5.1.2 Term; Removal; Vacancies. Each Director appointed by a Member shall hold office until such Director’s earlier death, resignation, or removal by the Member which appointed such Director (the “Terminated Director”). Any vacancy shall be filled by the Member which appointed the Terminated Director by written notice to the other Member and the remaining Directors and Officers. Upon a change in any Director, the Members shall cause Exhibit C to be revised to remove the name of the Terminated Director and add the name of the newly appointed Director.

5.1.3 Meeting of the Board of Directors. The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware. All Directors shall receive notice of all meetings of the Board of Directors and shall be entitled to attend all meetings of the Board of Directors and participate in all discussions. Regular meetings of the Board may be held at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each Director by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Directors. The Board of Directors shall designate a Director or Officer to maintain minutes of each meeting and copies of the minutes shall be circulated to each Director for their review and approval prior to inclusion of the minutes in the Company’s minute book.

5.1.4 Quorum: Acts of the Board. At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business, provided that the Directors in attendance shall include at least one Director appointed by Kenedix. Except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required. or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

5.1.5 Electronic Communications. Members of the Board may participate in meetings of the Board, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

5.1.6 Directors as Agents. To the extent of their powers set forth in this Agreement the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board of Directors, a Director may not bind the Company.

5.2 Approval By Board of Directors.

5.2.1 Unanimous Matters. Notwithstanding anything in this Agreement to the contrary, unanimous approval of the Board of Directors shall be required to cause or permit the Company to do or take any of the following actions (the “Unanimous Matters”):

(i) to alter the primary purpose or to materially change the nature of the Business of the Company as set forth in Section 1.3;

(ii) to change the name, the registered agent, the registered office or the principal executive office of the Company;

(iii) to sell, lease, exchange, hypothecate, encumber or otherwise dispose of all or substantially all of the Company’s assets;

(iv) to modify the requirement for the President to cause the Company to distribute all Available Cash on a quarterly basis pursuant to Article 6;

(v) to borrow funds in the name of the Company or incur any indebtedness for borrowed money except for trade payables in the normal course of business;

(vi) to make a loan of Company funds to any Person, including any Member or any Affiliate;

(vii) to acquire any items of property, tangible or intangible, except in the ordinary course of business;

(viii) to admit an additional Member to the Company;

(ix) to accept additional Capital Contributions other than those expressly provided for in this Agreement;

(x) to cause the Company to redeem or repurchase all or any portion of any Membership Interest of a Member;

(xi) to establish compensation for any Director of the Company;

(xii) to enter into any joint ventures, partnerships or similar ventures or make any equity investment in any other Person;

(xiii) to confess a judgment against the Company in excess of $25,000;

(xiv) to file a petition for bankruptcy, insolvency, reorganization or other similar matter for the Company under any federal or state law or consent to any such filing by any other Person;

(xv) to amend the Agreement;

(xvi) to dissolve the Company;

(xvii) to merge or consolidate the Company with or into any other Person;

(xviii) to convert the Company into any other entity; or

(xix) to do any act which would make it impossible to carry on the Business of the Company.

5.2.2 Execution of Documents; Reliance by Third Parties.

(i) Upon obtaining the requisite Board approval, any of the Officers shall have the power and authority to execute any documents related to the approved matter on behalf of and in the name of the Company.

(ii) Any person or entity dealing with the Company or a Member may rely upon a certificate signed by the Members as to:

(A) the identity of the Members or any Officer;

(B) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Members or are in any other manner germane to the affairs of the Company;

(C) the Persons who, or entities which, are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(D) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.

5.3 Officers.

(a) Election. The Board may, from time to time, designate one or more individuals to serve as officers of the Company (“Officers”) with such titles as may be designated by the Board to act in the name of the Company with such authority as may be delegated to such Officers by the Board. The election of any Officer must be approved by a unanimous vote of the Board. The Members hereby unanimously agree that the initial Officers of the Company shall be as follows: (i) Robert E. Hart as President and Chief Executive Officer

of the Company; (ii) Eddie Ring, Matt Novolbiski, Ken Smotrys, Kurt Zech and Freeman Lyle each as Vice President of the Company; and (iii) Dennis Smirnoff as Secretary and Chief Financial Officer of the Company and responsible for day-to-day operations of the Company and subject to the direction of the Board. Robert E. Hart, as President and Chief Executive Officer, shall spend a substantial portion of his working time on the business of the Company

(b) Delegation. Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Board. The removal of any Company Officer must be approved by a majority vote of the Board. Any action taken by an Officer designated by the Board shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

5.4. Special Provision Regarding Corporation Expenses. The Company employee bonuses shall not exceed twenty percent (20%) of the pre-tax net profit of the Company of the relevant calendar year. As of January of each year, the Members shall determine the appropriate budget for the Company for the coming calendar year.

5.5 Company Expenses. The Company shall pay all costs and expenses incurred in connection with operation of the Company. No Member shall be entitled to any compensation for services rendered to or for the benefit of the Company as a Member.

5.6 Company Employees. The Members hereby agree that the Company shall have employees as described in this Section 5.6, or as otherwise subsequently agreed to by the Board.

(a) Predecessor Corporation’s Employees. The Members acknowledge and agree that as of the effective date of this Agreement, the Company shall continue to employ those individuals employed by the Predecessor Corporation as of September 30, 2007. The base compensation and the benefits of the employees shall not be materially changed and the bonus formula shall not be changed from the Predecessor Corporation without the unanimous consent of the Board of Directors. The parties acknowledge that Predecessor Corporation employed those employees in accordance with Exhibit 5 to the Predecessor Corporation’s “Agreement Among Shareholders of KW Multi-Family Management Group, Ltd.” effective as of January 20, 2006.

(b) Kenedix Designated Employee. The Members hereby agree that the Company shall employ a representative selected by Kenedix to work full time in the Company’s principal executive office; provided however, the employment of such representative shall be at the sole discretion of Kenedix and Kenedix may chose at any time, at its sole discretion, not to select a representative to be employed pursuant to this Section 5.6(b) and provided further, that the representative of Kenedix shall be subject to the reasonable approval of KWP. In the event Kenedix chooses to select a representative, the Company and Kenedix each shall be responsible for fifty percent (50%) of the salary and benefits paid to such individual.

ARTICLE 6

DISTRIBUTIONS

6.1 Distributions of Available Cash. Not less frequently than quarterly, the President shall cause the Company to distribute to the Members pro rata in accordance with their Percentage Interests all Available Cash of the Company, whether derived from operations or capital transactions. As used herein, “Available Cash” means the maximum amount of cash which the President deems available for distribution to the Members, after taking into account (a) the Company’s current financial obligations, (b) anticipated Company expenditures, and (c) those amounts the President deems commercially reasonable and necessary to withhold as reserves for the Company’s usual and customary expenses.

6.2 Tax Withholding. If any federal, foreign, state or local jurisdiction requires the Company to withhold taxes or other amounts with respect to any Member’s allocable share of net profits, or with respect to distributions, the Company shall withhold from distributions or other amounts then due to such Member (or shall pay to the relevant taxing authority with respect to amounts allocable to such Member) an amount necessary to satisfy the withholding responsibility. In each such case, the Member for whom the Company has paid the withholding tax shall be deemed to have received the withholding distribution or other amount so paid, and to have paid the withholding tax directly.

ARTICLE 7

ALLOCATIONS

7.1 General Allocations. After giving effect to the special allocations set forth in Section 7.2, Net Income and Net Losses in respect of each Fiscal Year of the Company (and, in each case, each item of income, gain, loss, deduction and tax preference, required to be taken into account separately under Section 702(a) of the Code by the Members, which are included in the computation of such Net Income or Net Losses for such year) shall be allocated to the Members in accordance with their Percentage Interests.

7.2 Special Allocations. The provisions of Sections 3.4 (Capital Accounts), Article 6 (Distributions), Article 7 (Allocations) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In furtherance of the foregoing, this Agreement shall be deemed to include a “qualified income offset” in accordance with Regulations Section 1.704-1 (b)(2Xii)(d). The Members shall be authorized to make appropriate amendments to the allocations of items pursuant to Article 7 (Allocations), if necessary, in order to comply with Section 704 of the Code or applicable Regulations thereunder; provided, that no such change shall have an adverse effect upon the amount distributable to any Member pursuant to this Agreement.

7.3 Special Rules. The allocations set forth in this Agreement shall be subject to the following special rules:

(a) Tax Allocations. For each Fiscal Year, the Company’s items of income, loss, deduction, gain and other items governed by Section 702(a) of the Code and comparable provisions of state and local law shall be allocated among the Members proportionately to the allocation of the Net Income and Net Losses to such Members for such year; provided, however, that appropriate adjustments shall be made in the event that an election under Section 754 of the Code is in effect; and provided further that any gain recognized from any disposition of an asset which is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Members in the same ratio as the prior allocations of income or loss which included such depreciation or amortization (but, in each case, only to the extent such gain is otherwise allocable to a Member).

(b) Changes in Interests. If the Percentage Interests of a Member are adjusted during the period in question, the Company’s books shall be closed as of the date immediately preceding the date of such adjustment. For the period ended on such date, the Net Income and Net Losses shall be allocated based on the Percentage Interests in effect prior to the date of such adjustment. For the balance of such Fiscal Year the Net Income and Net Losses shall be allocated based on the Percentage Interests as so adjusted. For purposes of the foregoing, the expenses of the Company shall be allocated between the two periods based upon the date when accrued; provided that amortization, depreciation and other items attributable to specific items of property shall be deemed to accrue ratably over the period of time during which the Company holds the property to which such items relate.

(c) Section 704(c). In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Value. In the event the Value of any Company asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations pursuant to this Section 7.3(c) are solely for purposes of United States federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses or other items or distributions pursuant to any provision of this Agreement.

ARTICLE 8

ACCOUNTING AND BANKING

8.1 Books and Records. The Board of Directors shall cause the Company to keep proper and complete books of account of the Company’s business (“Records”). The Records shall be kept at the Company’s principal place of business and shall be open to inspection by any of the Members or their authorized representatives at any reasonable time during business hours. The accounting records shall be maintained in accordance with generally accepted bookkeeping practices for the Company’s type of business. The Company shall maintain at its principal office all records required to be maintained by the Company pursuant to the Act.

8.2 The Accountant. The Board of Directors shall employ an accounting firm as the Accountant for the Company, and may thereafter replace the same with another accounting firm from time to time. The fees and expenses of the Accountant shall be a Company expense.

8.3 Financial Statements and Audit. The Board of Directors shall instruct the Accountant to audit the Company’s books and records annually and prepare audited financial statements for the Company within ninety (90) days after then end of each Fiscal Year, copies of which shall be promptly provided to each Member.

8.4 Returns and Tax Elections.

(a) The Board of Directors shall instruct the Accountant to prepare and file all required federal, state and local income tax returns for the Company and to provide to the Members by no later than ninety (90) days after the end of each Fiscal Year all necessary tax reporting information regarding the Company required by the Members for preparation of their respective federal, state and local income or franchise tax or information returns and a copy of the Company’s federal, state and local income tax or information returns for the Fiscal Year.

(b) The Board of Directors shall make all applicable elections, determinations and other decisions under the Code and under applicable state and local tax law, including the positions to be taken on the Company’s federal, state and local information returns of the Company. Notwithstanding the foregoing, the Board of Directors shall immediately file an election under Section 754 of the Code and the Regulations thereunder on behalf of the Company to adjust the basis of the Company’s assets under Sections 734(b) or 743(b) of the Code and a corresponding election under the applicable sections of state and local law.

8.5 Fiscal Year. The Fiscal Year for the Company for tax and accounting purposes shall be the calendar year.

8.6 Bank Accounts. The Board of Directors shall cause the Company’s funds to be maintained in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of the Members or any other Person. Checks or drafts drawn on the Company’s accounts shall require the signature of those individuals approved by the Board of Directors.

8.7 Tax Matters Partner. The Members hereby designate KWP as the “Tax Matters Partner” for the Company for purposes of Sections 6221-6233 of the Code and the Tax Matters Partner shall manage audits of the Company conducted by the Internal Revenue Service pursuant to the audit procedures under the Code and the regulations promulgated thereunder; provided that, the Tax Matters Partner shall keep the Members informed of all material matters that may come to its attention in its capacity as Tax Matters Partner and shall not take any material action in such capacity without first consulting with the Members. hi addition, the Tax Matters Partner shall not (i) extend the statute of limitations with respect to any Member, (ii) file or amend any material tax return, (iii) make any material tax election or (iv) initiate, settle or compromise any administrative or judicial proceeding relating to taxes of the Company or its business or assets, in each case without the consent of the other Members, which consent shall not be unreasonably withheld. The provisions of this Section 8.7 shall survive the termination of the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the U.S. federal, state or local income taxes of the Company or the Members. The Tax Matters Partner shall keep the Members informed of all administrative and judicial proceeds for the adjustment of any items at the level of the Company or the Property Owner. The Tax Matters Partner shall perform its duties without compensation but will be reimbursed for any third party expenditures reasonably made or expenses reasonably incurred by it on behalf of the Company in connection with such audit or proceeding.

ARTICLE 9

TRANSFER OF MEMBERSHIP INTERESTS

9.1 General Prohibition. Except as otherwise provided herein, no Member shall sell, transfer, assign, or otherwise dispose of or pledge or otherwise encumber (collectively or individually a “Transfer”) any of its Membership Interest of the Company which it now owns or may hereafter acquire unless said Member shall have first complied with the provisions of this Section 9.1.

(a) The Member who desires to transfer its Membership Interest (the “Transferor”) shall give notice (“Transfer Notice”) to the Secretary of the Company and to the other Member (the “Responding Member”) stating its intention to Transfer part or all of its Membership Interest, the percentage of its Membership Interest it intends to Transfer and the proposed terms and conditions of the Transfer.

(b) The Company and the Responding Member shall have the first option to purchase all of the Membership Interest which Transferor proposes to Transfer, at the price and on the terms and conditions stated in the Transfer Notice. The Company or the Responding Member must exercise its option within twenty (20) calendar days after receipt of such notice, by giving written notice of its intention to exercise the option to the Transferor. If the Company or the Responding Member elects to purchase the membership interest on the terms and conditions set forth in the Transfer Notice, then the purchasing entity shall so advise the Transferor in writing (the “Election Notice”) and the purchase of the Membership Interest shall be consummated not later than sixty (60) calendar days after the date of the Election Notice.

(c) If the Company or the Responding Member does not exercise its option to purchase all of the membership interest set forth in the Transfer Notice, Transferor may Transfer the Membership Interest to the proposed Assignee, but only at the price and in strict accordance with the terms and conditions set forth in the Transfer Notice, and provided that such Transfer is made within one hundred eighty (180) calendar days after the expiration of the twenty (20) calendar day period described in Section 9.1(b). The Assignee shall hold the Membership Interest subject to the provisions of this Agreement including the provisions of this Section 9. After said one hundred eighty (180) day period has expired, no Transfer shall be made without a new Transfer Notice and full compliance with the terms of this Section 9. Notwithstanding anything set forth in this Agreement to the contrary, each Member shall have the right of reasonable approval of the purchaser of the Membership Interest held by Transferor if neither the Company nor the Responding Member elects to purchase the Transferor Membership Interest described in the Transfer Notice. A disapproval by either Member shall be deemed reasonable if the prospective purchaser: (i) is a competitor of the Company or the Responding Member or any of its subsidiaries or affiliates or the businesses conducted by any of the foregoing; (ii) currently or in the past has initiated or threatened to initiate any hostile takeover of the Company or the Responding Member; (iii) has been charged with or is under investigation for the commission of any felony crime; or (iv) is known or recognized in the business world as an investor who is hostile to management, is litigious or who seeks to liquidate or “breakup” the companies in which it invests.

9.2 Transferee as a Member. An Assignee of a Membership Interest shall have the right to become a substitute Member only if (i) the Members unanimously consent to the Assignee’s admission to the Company as a Member, (ii) the Assignee executes an instrument satisfactory to the Members accepting and adopting the provisions of this Agreement, (iii) the Assignee pays any reasonable expenses in connection with its admission as a new Member, ands (iv) the Assignee has the legal authority and capacity to own the Membership Interest.

9.3 KWP Restriction. KWP shall own at all times not less than 51% of the issued and outstanding Membership Interest in the Company and shall be a subsidiary of Kennedy- Wilson, Inc., a Delaware corporation; provided, however, that nothing set forth in this Agreement shall prohibit, restrict or condition the sale or purchase of the stock of Kennedy-Wilson, Inc., in whole or in part.

9.4 Transfers In Violation Of Agreement. Upon any Transfer of a Membership Interest in violation of this Article 9 the transferee shall have no right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member. Such transferee shall only be entitled to become an Assignee and thereafter shall only receive the share of one or more of the Company’s Net Profits, Net Losses and distributions of the Company’s assets to which the transferor of such Economic Interest (defined below) would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of the Company’s legal counsel, a Transfer in violation of this Article 9 would cause the tax termination of the Company under Code section 708(b)(1)(13), the Transfer shall be null and void and the purported transferee shall not become either a Member or an Assignee.

ARTICLE 10

DISSOLUTION AND WINDING UP

10.1 Limitations. The Company may be dissolved, liquidated and terminated pursuant to and only pursuant to the provisions of this Article 10, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of the Company and/or any or all of its other assets. The parties hereto do hereby covenant and agree that, except as other provided in this Article 10, neither the dissolution nor the withdrawal from the Company for any other reason of any of the parties hereto no the admission to the Company of an additional Member or substitute Member pursuant to the terms of this Agreement shall cause the Company to be dissolved, liquidated or terminated.

10.2 Exclusive Causes. The Company shall be dissolved, its assets disposed of, and its affairs wound up on the first to occur of the following (each, a “Dissolution Event”): (a) the unanimous vote of the Members; (b) the happening of any event that makes it unlawful or impossible to carry on the Business of the Company; (c) the sale of all or substantially all of the assets of the Company, or (d) the entry of a decree of judicial dissolution under the Act. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a Dissolution Event.

10.3 Liquidation. In all cases of dissolution of the Company, the Business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section and Section 10.4 and 10.5, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a) The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to the other Members.

(b) The assets of the Company shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike manner. In the event that the Company elects to sell assets to third parties, the Members shall have the right of first refusal to purchase any or all of the assets of the Company for their fair market value. The Liquidating Member may, in the exercise of its business judgment, determine not to sell all or any portion of the remaining assets of the Company, in which event such remaining assets shall be distributed in kind pursuant to Section 10.3(d).

(c) Any gain or loss realized by the Company upon the sale of its assets shall be deemed recognized and allocated to the Members in the manner set forth in Article 7. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed recognized upon such deemed sale shall be allocated in accordance with Article 7 and the amount of the distribution shall be considered to be such fair market value of the asset.

(d) The proceeds of sale and all other assets of the Company, including Available Cash of the Company, shall be applied and distributed as follows and in the following order of priority:

(i) To the payment of the debts and liabilities of the Company and the expenses of liquidation;

(ii) To the setting up of any reserves which the Liquidating Member shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Member, be held by the Liquidating Member or paid over to a bank or title company selected by it, in either case to be held by the Liquidating Member or such bank or title company as escrow holder or liquidating trustee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above. Such reserves shall be held for such period as the Liquidating Member shall deem advisable, and upon the expiration of such period, any remaining balance shall be distributed as provided in clause (iv) of this Section;

(iii) To the Members, pro rata in accordance with their Capital Accounts; and

(iv) The balance, if any, to the Members pro rata in accordance with their Percentage Interests.

10.4 Limitation on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely to the assets of the Company for the return of that Member’s positive Capital Account balance and shall have no recourse for such Member’s Capital Contribution and/or share of Net Profits (upon dissolution or otherwise) against any other Member.

10.5 Liquidating Member. The Liquidating Member shall, upon the final dissolution of the Company, file an appropriate certificate to such effect in the proper governmental office or offices under the Act as then in effect. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member shall reasonably request to effectuate the proper dissolution, liquidation and termination of the Company, including the winding up of the Business of the Company.

10.6 Termination of Company. The Company shall be terminated upon (a) completion of any dissolution and liquidation thereof pursuant to the provisions of this Article, and (b) preparation, execution, acknowledgment, filing, recordation, publication, delivery and/or cancellation of any instruments, documents or statements if and as required by the Act, the Code or any other applicable laws.

ARTICLE 11

INVESTMENT REPRESENTATIONS

Each Member represents and warrants to, and agrees with, the other Members and the Company as follows:

11.1 Preexisting Relationship Or Experience. (i) The Member has a preexisting personal or business relationship with the Company or one or more of its officers or control persons, or (ii) by reason of the Member’s business or financial experience, or by reason of the business or financial experience of the Member’s financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, the Member is capable of evaluating the risks and merits of an investment in a Membership Interest and of protecting the Member’s own interests in connection with this investment.

11.2 No Advertising. The Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

11.3 Investment Intent. The Member is acquiring the Membership Interest for investment purposes for the Member’s own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

ARTICLE 12

BUY-SELL PROVISIONS

12.1 Upon the occurrence of any of the events set forth in Section 12.2 below, the Company and the other Members shall have the option to purchase all (but not less than all) of the Membership Interest owned by the Member to whom the event occurs. The option shall be exercisable first by the Company and thereafter by the other Members, pro rata according to their respective shareholding interests. The price, terms and conditions of purchase, and the method of exercise of the option shall be as described below.

12.2 The events which give rise to the option set forth in this Section 12.2 are as follows:

(a) The adjudication of bankruptcy of a Member, or the filing of a voluntary petition by a Member under the Bankruptcy Law, or the assignment for the benefit of a Member’s creditors; or

(b) The perfection of an involuntary lien against the membership interest of a Member which is not removed within ninety (90) calendar days, or the levy of execution on the Membership Interest which is not released within thirty (30) calendar days; or the appointment of a receiver to take custody of all or substantially all of the assets of a Member which is not released within thirty (30) calendar days, or any other event which would involuntarily or voluntarily cause the Membership Interest to be subject to the ownership by a person or entity other than a Member.

12.3 Each Member shall immediately notify the Secretary of the Company in writing upon the occurrence of any of the events in relation to itself specified in Section 12.2. Upon receipt of actual notice of the occurrence of any of the events specified in Section 12.2 the Secretary of the Company shall immediately give the other Member written notice of the occurrence of such event. The Company shall have the first option to purchase all or any part of the Membership Interest of the Member to whom the event has occurred at the price, and on the terms and conditions set forth in Sections 12.3 and 12.4. The Company must exercise its option within ninety (90) calendar days after receipt of actual notice of the event giving rise to the option, by giving notice of its intention to exercise the option to the Member whose Membership Interest are affected, or its legal representative stating the number of Membership Interest the Company elects to purchase. If the Company does not exercise the option as to all Membership Interest within such ninety (90) calendar day period, the other Member shall have the next option to purchase any Membership Interest not purchased by the Company at the price and upon the terms and conditions set forth in this Section 12.3. The option must be exercised by notice to the Company and the other Member within thirty (30) calendar days after the expiration of the ninety (90) calendar day option period of the Company, which notice shall state the percentage of the Membership Interest the Members elects to purchase. If the Company and the other

Member do not exercise their options to purchase all of the affected Member’s Membership Interest, the options shall be of no force or effect and the Member or its successor-in-interest shall hold the Membership Interest subject to the provisions of this Agreement.

12.4 The purchase price to be paid for each of the Membership Interest to be sold under this Section 12 shall be equal to the fair market value of the Company as of the “Valuation Date” (defined herein) determined in accordance with this Section 12 (the “Fair Market Value”) divided by the total number of membership interest of the Company then issued and outstanding. The Fair Market Value of the Company shall be determined by mutual agreement of the Members (or their heirs, executors or other legal representatives, as the case may be). If; despite using best efforts, the parties cannot agree upon the Fair Market Value of the Company within thirty (30) calendar days after the date that a valuation is required to be made, then the Fair Market Value of the Company shall be determined by appraisal. The parties shall attempt to agree on one (1) appraiser. If the parties cannot agree, the Member (or his representatives) whose Membership Interest are being purchased shall appoint, at its expense, one (1) appraiser and the other Member shall appoint, at its expense, one (1) appraiser, and the Fair Market Value of the Company shall be the average of the valuation determined by the two (2) appraisers. Any appraiser appointed hereunder shall not be related to any Member and shall have at least ten (10) years experience in the appraisal of businesses.

The purchase price for the Membership Interest purchased pursuant to this Section 12 shall be paid in immediately available funds by wire transfer to the account specified by the Member selling the Membership Interest within 180 calendar days of the date the purchase price is determined under this Section 12.4.

As used herein, the “Valuation Date” shall mean in the event of any event described in Section 12.3, the date that the Company (or the other Members) exercise the option to purchase.

ARTICLE 13

MISCELLANEOUS

13.1 Complete Agreement. This Agreement and the Certificate constitute the complete and exclusive agreement of the parties regarding the subject matter of this Agreement, and replace and supersede all prior written and oral agreements or statements by and among the Members. No representation, statement, condition or warranty not contained in this Agreement shall be binding on the Members or have any force or effect whatsoever. To the extent that any provisions of the Certificate conflict with any provision of this Agreement, the Certificate shall control. All amendments to this Agreement shall be in writing and signed by all of the Members.

13.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding on and inure to the benefit of, the parties and their respective heirs, personal and legal representatives, executors, administrators, successors and assigns.

13.3 Parties In Interest. Except as expressly provided in the Act, nothing in this Agreement shall (a) confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and such Members’ respective successors and assigns, (b)

relieve or discharge the obligation or liability of any third person to any party to this Agreement, or (c) give any third person any right of subrogation or action over or against any party to this Agreement.

13.4 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

13.5 Interpretation. If any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied because this Agreement was prepared by or at the request of a particular Member or that Member’s counsel.

13.6 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflicts-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

13.7 Severability. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances is not affected and such provision shall be enforced to the greatest extent permitted by law.

13.8 Specific Performance. The Members agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Members agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the Members hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Member may have under this Agreement, at law or in equity.

13.9 Further Assurances. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

13.10 Notices. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, “Notice”) given under this Agreement shall be in writing and shall be served personally or delivered by (a) first class, registered or certified, return receipt requested, U.S. mail, postage prepaid, or (b) personal delivery by a nationally reorganized courier (e.g, Federal Express) for next day delivery. Notices may also be given by transmittal over electronic transmitting devices such as facsimile or telecopy machine, if the party to whom the notice is being sent has such a device in its office, and provided a complete copy of any notice so transmitted shall also be mailed in the same manner as required for a mailed notice. Notices shall be deemed received at the earlier of actual receipt or three (3) days following deposit in U.S. mail, postage prepaid. Notices shall be directed to the Company at the Company’s principal place of business as specified in Section 1.6 of this Agreement, and to a Member at the addresses shown on Exhibit A: provided that a Member may change such Member’s address for notice by giving written Notice to all other Members in accordance with this Section 12.10.

13.11 No Interest In Company Property: Waiver Of Action For Partition. No Member or Assignee has any interest in specific property of the Company: Without limiting the foregoing, each Member and Assignee irrevocably waives during the term of the Company any right that such Member or Assignee may have to maintain any action for partition with respect to the property of the Company.

13.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts shall be construed together and constitute the same instrument.

13.13 Attorney’s Fees. If any dispute between the Company and the Members or among the Members results in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party.

13.14 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

13.15 Special Participation Rights. For so long as Kenedix holds a twenty percent (20%) or more Membership Interest in the Company, Kenedix shall have the right, but not the obligation, to purchase and own twenty percent (20%) of the “manager,” “general partner,” “sponsor” or “developer” interest of KWP or its Affiliates in which KWP or its Affiliates participates with equity/debt providers. KWP will provide Notice to Kenedix in writing in advance of such opportunities as they present themselves from time to time, such Notice to include the terms and conditions of KWP’s participation (including but not limited to, cash investment, timing of investment and whether the manager/general partner/sponsor/developer will be obligated to provide any financial or performance guarantees) and Kenedix will advise KWP within ten (10) “Business Days” of Kenedix’s receipt of such Notice of Kenedix’s election to participate in the co-investment opportunity on the same terms and conditions as KWP. For purposes of this Section 13.15, “Business Days” shall mean the days on which commercial banks are open for business in Japan.

ARTICLE 14

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified below or elsewhere in this Agreement (such terms are equally applicable to both the singular and plural derivations of the terms defined):

“Affiliate” means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member. The term “control,” as used in the immediately preceding sentence, shall mean with respect to a Company or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled Company or limited liability company, and, with respect to any partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Assignee” means the owner of an Economic Interest who has not been admitted as a substitute Member in accordance with Section 9.3.

“Bankruptcy” means: (a) the filing of an application by a Member for, or its consent to, the appointment of a trustee, receiver, or custodian of his other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Member generally to pay its debts as the debts become due within the meaning of section 303(h)(I) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of its inability to pay its debts as they become due.

“Economic Interest” mean the right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include arty other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company, or except as provided in Act section 17106, any right to information concerning the business and affairs of the Company.

“Membership Interest” shall mean a Member’s entire interest in the Company including the Member’s Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

“Net Profits” and “Net Losses” shall mean for each Fiscal Year of the Company, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the adjustments contemplated by Regulations Section 1.704-1(b).

“Percentage Interest” shall mean the percentage set forth next to a Member’s name on Exhibit A.

“Person” means an individual, partnership, limited partnership, limited liability company, Company, trust, estate, association or any other entity.

“Prime Rate” as of a particular date shall mean the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published.

“Transfer” or “Transferred” shall mean any sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including, without limitation, by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process) of all or any portion of any Membership Interest.

Without limiting the generality of the foregoing, the sale or exchange of at least fifty percent (50%) of the voting stock of a Member, if a Member is a Company, or the Transfer of an interest or interests of at least fifty percent (50%) in the capital or profits of a Member (whether accomplished by the sale or exchange of interests or by the admission of new partner or members), if a Member is a partnership or limited liability company, or the cumulative Transfer of such interests in a Member which effectively equal the foregoing (including Transfer of interests followed by the in Company of a Member and subsequent stock Transfer, or Transfers of stock followed by the liquidation of a Member and subsequent Transfers of interests) will be deemed to constitute a Transfer of the Member’s entire Membership Interest.

“Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The Value of any asset contributed by or distributed to a Member shall be the gross fair market value of such asset, as determined at the time of contribution or distribution by agreement among the Members, or if they cannot agree by Appraisal;

(b) The Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by a unanimous decision of the Members (or by Appraisal if the Members cannot reach a unanimous decision) as of the following times: (i) the acquisition of an additional Membership Interest by any new or existing Member in exchange for a Capital Contribution not presently provided for under the Agreement; (ii) the distribution by the Company to a Member of Company property for an interest in the Company; and (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704- 1(b)(2)(ii)(g); provided, however, that clause (i) or ii shall not apply to a contribution or distribution of property of a de minimis gross fair market value;

(c) The term “gross fair market value” means the amount which would be paid for a particular property by a willing buyer to a willing seller (neither under any compulsion to buy or sell) unreduced by any liabilities secured by the property or assumed by any party in connection therewith;

(d) The Values of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and the calculation of definition of Net Income and Net Losses; provided, however, that Values shall not be adjusted pursuant to this clause (d) to the extent that an adjustment pursuant to clause (b) hereof is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d);

(e) If the Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d), such Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

[Signatures Begin On The Next Page]

IN WITNESS WHEREOF, the Members have executed this Agreement on the day and year first above written.

“MEMBERS”

K-W PROPERTIES, a California corporation

By:	/s/ Robert E. Hart

Name:	Robert E. Hart

Title:	Vice President

KENEDIX WESTWOOD LLC, a Delaware limited liability company

By:	/s/ Hiroshi Matsumoto

Name:	Hiroshi Matsumoto

Title:	President

Kennedy-Wilson, Inc. hereby joins in executing this Agreement for the purpose of acknowledging its obligation under Section 9.3 hereof and covenants to the Corporation and the Shareholders that it shall continue to hold more than 51% of the outstanding shares of KWP.

Kennedy-Wilson, Inc.,
A Delaware corporation

By:	/s/ Freeman Lyle

Name:	Freeman Lyle
Title:	Secretary & CFO

Address:	9601 Wilshire Blvd., Suite 220
Beverly Hills, CA 90210

S-1

EXHIBIT A

to

Operating Agreement

Name	Address	Taxpayer Identification Number	Percentage Interest
K-W Properties, a California corporation	9601 Wilshire Blvd., Suite 220, Beverly Hills, CA 90210		80.00%
Kenedix Westwood, LLC, a Delaware limited liability company	1801 Century Park East, Suite 2400 Los Angeles, CA 90067		20.00%

EXHIBIT B

CERTIFICATE FOR

LIMITED LIABILITY COMPANY

INTEREST

This Certificate has not been and will not be registered under the Securities Act of 1933 or under the securities or blue sky laws of any state. The holder of this Certificate, by its acceptance hereof, represents that it is acquiring this security for investment and not with a view to any sale or distribution hereof.

Certificate Number 1	% of Limited Liability Company Interest

KW MULTI-FAMILY MANAGEMENT GROUP LLC, a Delaware limited liability company (the “Company”), hereby certifies that                      (together with any assignee of this Certificate, the “Holder”) is the registered owner of     percent (    %) of the limited liability Percentage Interests in the Company (the “Membership interest”). The rights, powers, preferences, restrictions and limitations of the Membership interest are set forth in, and this Certificate and the Membership interest represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Operating Agreement of KW Multi-Family Management Group, LLC, dated as of October 1, 2007, as the same may be amended or restated from time to time (the “Limited Liability Company Agreement”). THE TRANSFER OF THIS CERTIFICATE AND THE MEMBERSHIP INTEREST REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE LIMITED LIABILITY COMPANY AGREEMENT. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the membership interest evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Limited Liability Company Agreement. The Company will furnish a copy of the Limited Liability Company Agreement to the Holder without charge upon written request to the Company at its principal place of business.

This Certificate evidences a limited liability Percentage Interest in the Company and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction. Each limited liability Percentage Interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. THE TRANSFER OF THIS CERTIFICATE AND/OR THE INTEREST EVIDENCED HEREBY IS RESTRICTED AS PROVIDED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY (AS AMENDED FROM TIME TO TIME).”

The Company shall maintain books for registering the transfer of limited liability Percentage Interests.

This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date set forth below.

[SIGNATURE PAGE FOLLOWS]

Dated: October 1, 2007

K-W PROPERTIES,
a California corporation

By:

Name:

Title:

KENEDIX WESTWOOD, LLC a Delaware limited liability company

By:

Name:

Title:

4

(REVERSE SIDE OF CERTIFICATE)

FOR LIMITED LIABILITY PERCENTAGE INTEREST OF

KW MULTI-FAMILY MANAGEMENT GROUP, LLC

Limited Liability Percentage Interest Power

FOR VALUE RECEIVED

Please insert social

security or other

Identifying Number of

Assignee

hereby sells, assigns and transfers unto                                          a             % limited liability Percentage Interest in KW Multi-Family Management Group, LLC, a Delaware limited liability company, standing in our name in the Limited Liability Company Agreement of said limited liability company and do hereby irrevocably constitute and appoint                              as attorney to transfer the said limited liability Percentage Interest on the books of said limited liability company with full power of substitution in the premises.

Dated: , 200

By:

EXHIBIT C

BOARD OF DIRECTORS

Appointed by KWP:

William J. McMorrow

Robert E. Hart

Eddie Ring

Matt Novobilski

Appointed by Kenedix:

Hiroshi Matsumoto